
COACH
1941

STUART WEITZMAN

kate spade
NEW YORK

Creating the First New York-Based House of Modern Luxury

May 8, 2017

Additional Information and Where You Can Find It

The tender offer referred to in this presentation has not yet commenced. This presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell, securities, nor is it a substitute for the tender offer materials that will be filed with the U.S. Securities and Exchange Commission ("SEC"). The solicitation and offer to buy the issued and outstanding shares of Kate Spade common stock will only be made pursuant to an offer to purchase and related tender offer materials described more fully below. At the time the tender offer is commenced, a subsidiary of Coach will file a tender offer statement with the SEC on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials, and Kate Spade will file with the SEC a tender offer solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND RELATED MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CAREFULLY (WHEN THEY BECOME AVAILABLE) AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT SHOULD BE READ PRIOR TO MAKING A DECISION TO TENDER SHARES. These materials will be sent free of charge to all Kate Spade stockholders. In addition, all of those materials (and all other tender offer documents filed or furnished by Kate Spade, Coach or its subsidiaries with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D-9 (including the solicitation/recommendation statement), once filed, may also be obtained for free by contacting the Information Agent for the tender offer which will be named in the Schedule TO.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Coach and Kate Spade file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Coach or Kate Spade at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Coach's and Kate Spade's filings with the SEC are also available to the public from commercial document-retrieval services and at the SEC's website at www.sec.gov.

Cautionary Statement Regarding Forward-Looking Statements

This presentation may contain "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of Coach and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the tender offer, the merger and the other transactions contemplated by the merger agreement; the expected timing of the completion of the tender offer and the merger; the ability of Coach, its subsidiary and Kate Spade to complete the tender offer and the merger considering the various conditions to the tender offer and the merger, some of which are outside the parties' control, including those conditions related to regulatory approvals; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the tender offer and the merger may not be timely completed, if at all; that, prior to the completion of the transaction, Kate Spade's business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in Coach's latest Annual Report on Form 10-K and its other filings with the SEC. Coach assumes no obligation and does not intend to update these forward-looking statements.

Compelling Strategic Acquisition of Kate Spade

Brand Highlights	Transaction Highlights
Strong, distinctive brand	Attractive all cash acquisition at $18.50 per share
Fashionable, fun and feminine positioning	$2.4bn enterprise value
Growing share of millennials	Fully committed financing in place
Attractive growth profile	Expected to close calendar Q3 2017



kate spade

NEW YORK



Acquisition expected to be accretive to EPS in fiscal 2018 and to reach double-digit accretion by fiscal 2019 on a non-GAAP[1] basis

1. Excludes charges related to integration-related activities and the limited life impact of purchase accounting adjustments, primarily due to the amortization of the inventory step-up

Defining Modern Luxury

COACH



STUART WEITZMAN



kate spade NEW YORK


kate spade

Luxury that is based on inclusiveness and approachability

Authentic expression of quality and fashion at exceptional value

Personal relationship with a trusted brand

Coach and Kate Spade: Complementary Modern Luxury Brands

	Coach	Kate Spade
Brand Essence	 COACH EST. 1941 NEW YORK	 kate spade NEW YORK
Brand Highlights	America's original house of leather, fusing New York attitude and design with a history and heritage of craftsmanship	Crisp color, graphic prints and playful sophistication are the hallmarks of Kate Spade, endearing attributes of fashionable, fun and feminine
Core Products	A global leader in premium handbags and lifestyle accessories	Distinctive handbags and accessories with growth in lifestyle categories
Geographic Reach	Strong presence in North America, China and Japan with customers in ~55 countries	Strong domestic presence, particularly with millennials, and growing international relevance particularly in China and Japan

Building a focused multi-brand House of Modern Luxury brands defined by authentic, distinctive products with a reputation for craftsmanship and innovation

Repositioning the Brand for Sustained Growth

Key Elements of Coach's Transformation

- **Drive brand relevance through product innovation**
- **Optimize fleet and elevate store environments globally**
- **Reduce promotional impressions**
- **Create desire for our brand through compelling marketing**
- **Invest and reset: return to growth after repositioning**
- **Maintain financial flexibility and continue to return capital to shareholders**

Applying Coach's Learning to Guide Strategy for Kate Spade

- To ensure the long-term health of Kate Spade's brand, we plan to reduce sales in the wholesale disposition and online flash sales channels
- Similar to the steps Coach has taken over the last three years in pulling back from brand-damaging channels, we expect a near-term impact to Kate Spade's profitability as we position the brand for sustainable growth
- Optimize fleet globally







Coach intends to leverage the core elements of its own successful brand transformation strategy to drive Kate Spade's brand momentum and long-term growth

Compelling Financial Opportunity to Create Shareholder Value

Clear and Achievable Synergies

- Meaningful cost synergies through operational efficiencies, improved scale and inventory management, and the optimization of Kate Spade's supply chain network
- Estimated run-rate cost synergies of approximately $50 million within three years following the closing
- Will provide transparency going forward on any additional synergies identified

Accretive to Earnings

- Assuming an early July 2017 closing, acquisition expected to be accretive to EPS in fiscal 2018 on a non-GAAP basis
- Expected to reach double-digit accretion on a non-GAAP basis by fiscal 2019

Robust Credit Profile

- On a Debt-to-EBITDA basis, expect to reduce leverage from approximately 2.2x to about one-turn lower by end of FY2018
- Expect to operate at moderate leverage to maintain financial flexibility
- Will maintain ample liquidity on the balance sheet
- Committed to dividend

Significant Tax Asset

- Opportunity to utilize Kate Spade's estimated gross NOLs of approximately $475 million over the near-term

The combination of Coach and Kate Spade expected to create substantial value for shareholders

Powerful Portfolio of Complementary Brands

	COACH	STUART WEITZMAN	kate spade NEW YORK
LTM Sales	$4.1 billion	$370 million	$1.4 billion
LFQ Store Count	955	82	271

COACH
Pro Forma

Sales	Store Count	Sales by Product Category	Sales by Geography
$5.9 billion	**1,308**		

Handbags/ Accessories
Men's
SW
Other
70%
13%
6%
11%

Domestic
International
62%
38%

The Kate Spade transaction builds upon the successful acquisition and integration of Stuart Weitzman and continues Coach's evolution into a multi-brand design house

The First New York-Based House of Modern Luxury


Strong Platform of Distinctive Affordable Luxury Brands
Diversified Geographic Reach
Diversified Across Channels with Global Distribution
Diversified Product Mix
Enhanced Growth Potential
Meaningful Synergies
Committed to Dividend
Experienced Management Team with Integration Experience
COACH
STUART WEITZMAN
kate spade
NEW YORK

Compelling Strategic Acquisition of Kate Spade



COACH STUART WEITZMAN kate spade NEW YORK

Highly complementary brands

All cash acquisition at $18.50 per share

Meaningful run-rate cost synergies of approximately $50 million expected by year 3

Expected to close calendar Q3 2017